Exhibit 5.1

SIDLEY AUSTIN LLP ONE SOUTH DEARBORN STREET CHICAGO, IL 60603 +1 312 853 7000 +1 312 853 7036 FAX AMERICA • ASIA PACIFIC • EUROPE

August 8, 2022

BIOLASE, Inc.

27042 Towne Centre Drive

Suite 270

Lake Forest, California 92610

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (the “Registration Statement”) being filed by BIOLASE, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 1,405,405 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), that may be issued upon the exercise of issued and outstanding warrants (the “Warrants”). The Shares may be offered and sold by the selling stockholders named in the Registration Statement.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the Restated Certificate of Incorporation, as amended, of the Company filed with the Secretary of State of the State of Delaware, the bylaws, as amended, of the Company, the Warrants and the resolutions adopted by the board of directors of the Company relating to the Registration Statement and the issuance of the Warrants and the Shares by the Company. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Based on the foregoing, and subject to the other qualifications and limitations set forth herein, we are of the opinion that the Shares, when duly issued and delivered in accordance with the terms of the Warrants (including the payment of the applicable exercise price), will be validly issued, fully paid and non-assessable.

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships.

Biolase, Inc.

August 8, 2022

In rendering the opinion set forth above, we have also assumed that at the time of the issuance of any Shares upon exercise of any Warrant there will be a sufficient number of shares of Common Stock authorized and then available for issuance under the Company’s certificate of incorporation as in effect at such time.

This opinion letter is limited to the General Corporation Law of the State of Delaware. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP